EXHIBIT 99.3

                              MANAGEMENT ASSERTION

           For the period of January 1, 2003 to December 31, 2003, the servicing of consumer finance receivables owned by BMW Vehicle Owner Trust 2001-A has been conducted by BMW Financial Services NA, LLC, in its capacity as servicer, in compliance with the servicing standards in all material respects, set forth in Articles IV and V of the Sale and Servicing Agreement dated May 1, 2001.


           By:    BMW Financial Services NA, LLC

           By:    /s/ Gerald Holzmann
                 --------------------------------
                 Gerald Holzmann

                 Title:     CFO